Exhibit T3A.2

CERTIFICATE OF FORMATION

OF

GOODMAN NETWORKS SERVICES, LLC

The undersigned, acting as the organizer of a limited liability company under the Delaware Limited Liability Company Act, does hereby certify as follows:

FIRST: The name of the limited liability company is Goodman Networks Services, LLC

SECOND: The name of its registered agent and the address of its registered office in the State of Delaware is:

Capitol Services, Inc., 1675 South State Street, Suite B, Dover, Delaware 19901, County of Kent.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the 20th day of March, 2014.

By:	/s/ SHAKEEB MIR
SHAKEEB MIR
AUTHORIZED PERSON